EXHIBIT 99.1










            U. S. SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D. C.  20549

                           FORM 11-K

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934 [FEE REQUIRED] for the fiscal year ended November 30, 1996
         OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934 [NO FEE REQUIRED] for the transition period from _______ to _______
     Commission file number 2-79636

             HOURLY EMPLOYEES' STOCK PURCHASE PLAN

                     CHESAPEAKE CORPORATION
                     1021 East Cary Street
                         P. O. Box 2350
                 Richmond, Virginia  23218-2350



















             HOURLY EMPLOYEES' STOCK PURCHASE PLAN


Administration of the Plan:

  The Plan is administered by the Hourly Employees' Stock Purchase Plan Committee (the "Committee") under the direction of the Board of Directors of Chesapeake Corporation (the "Corporation"). At November 30, 1996, the Committee members were:

                       Name                       Address
                Thomas A. Smith* (1)       Richmond, Virginia  23218

                J. P. Causey Jr. (2)       Richmond, Virginia  23218

                Andrew J. Kohut  (3)       Richmond, Virginia  23218

   (1) Mr. Smith is Vice President - Human Resources & Assistant Secretary of the Corporation.

   (2) Mr. Causey is Senior Vice President, Secretary & General Counsel of the Corporation.

   (3) Mr. Kohut is Group Vice President - Specialty Packaging and Merchandising Services & Chief Financial Officer of the Corporation.

     *Committee Chairman

     Committee members are appointed by and serve at the pleasure of the Board of Directors of the Corporation. Committee members are employees of the Corporation and receive no additional compensation for serving on the Committee. The Plan provides that the Corporation will indemnify members of the Committee to the same extent and on the same terms as it indemnifies its officers and directors by reason of their being officers and directors.

Financial Statements and Exhibits:

   (a)  Financial statements:

        Hourly Employees' Stock Purchase Plan:
        Balance Sheet
        Statement of Changes in Plan Equity

        (b)    Exhibits:
   See Exhibit 23.1 to the Chesapeake Corporation Annual Report on Form 10-K for the year ended December 31, 1996 for consent of independent accountants.
                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Committee have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                   HOURLY EMPLOYEES' STOCK PURCHASE PLAN

                              By:     /s/ Thomas A. Smith
                                     Thomas A. Smith
                                   Chairman of the Committee

Report of Independent Accountants

To the Hourly Employees' Stock
Purchase Plan Committee:
We have audited the balance sheet of the Hourly Employees' Stock Purchase Plan (the "Plan") of Chesapeake Corporation and participating subsidiaries as of November 30, 1996 and 1995, and the related statement of changes in plan equity for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of November 30, 1996 and 1995, and the changes in plan equity for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

                                       /s/ COOPERS & LYBRAND L.L.P.

Richmond, Virginia
March 7, 1997

HOURLY EMPLOYEES' STOCK PURCHASE PLAN OF CHESAPEAKE CORPORATION AND
PARTICIPATING SUBSIDIARIES
BALANCE SHEET
November 30, 1996 and 1995

                                                     1996      1995
Asset:
   Funds held by Chesapeake Corporation
    and participating subsidiaries
         (Note 4)                                       $12,222   $12,827

Plan equity                                             $12,222   $12,827

STATEMENT OF CHANGES IN PLAN EQUITY
for the years ended November 30, 1996, 1995 and 1994
                                           1996        1995        1994
Contributions:
 Employees                             $1.279,809  $1,217,129  $1,145,546
 Employer:  $598,671 in 1996,
  $586,903 in 1995, and $546,775
  in 1994; less withheld taxes of
  $245,301, $240,413 and $213,046,
    respectively                          353,370     346,490     333,729
                                        1,633,179   1,563,619   1,479,275

Deductions:                                                             Purchase and distribution to
  participants at year end of
  53,574  shares in 1996
  ($29.1688 per share),52,112 shares
  in 1995 ($29.4375 per share),
  and 46,937 shares in 1994
 ($30.6438 per share) of common stock
 of Chesapeake Corporation (Note 1)     1,562,687   1,534,045   1,438,325
 Refunds to employees withdrawing
  from the Plan                            53,665      25,856      27,879
                                                                              1,616,352      1,559,901      1,466,204

Net transfers to Salaried Employees'
 Stock Purchase Plan                        2,640       3,791        9,463

Net transfers to the Wisconsin Tissue
 Mill Hourly Employees' Stock Purchase
 Plan                                      14,792           -           -

                                        1,633,784   1,563,692   1,475,667

    (Decrease) increase in plan
       equity                                (605)        (73)      3,608

Plan equity, beginning of year             12,827      12,900       9,292

    Plan equity, end of year           $   12,222   $  12,827   $  12,900

The accompanying notes are an integral part of these financial statements.



NOTES TO FINANCIAL STATEMENTS

1.   Description of the Plan:
     The stockholders of Chesapeake Corporation (the "Corporation") have approved the Hourly Employees' Stock Purchase Plan (the "Plan") and reserved a total of 900,000 shares of the Corporation's common stock for sale to eligible hourly employees, as defined, of the Corporation and participating subsidiaries (the "Employer").
     The Plan is administered by a committee (the "Committee") appointed by the Corporation's Board of Directors. Participants in the Plan, which became effective in December 1982, are permitted to invest between one and five percent of their basic compensation, as defined. The Employer contributes to the Plan, as of the end of the Plan Year (see
     Note 3), a percentage (determined by the Committee of the Plan, generally 30% to 50%) of the participant's contribution reduced by amounts required to be withheld under income tax, Federal Insurance Contributions Act tax and comparable laws. The combined amount becomes available to purchase from the Corporation, shares of its common stock at a price equal to the average of the closing prices of such common stock on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year. The funds held by the Employer at the end of the year represent the remaining amounts in participants' accounts after the purchase of whole shares as the Plan does not provide for the purchase of fractional shares. A participant may terminate his participation in the Plan at any time. Upon termination, the Employer will return his contributions and the participant will forfeit all rights to any contribution which would have been made at the end of the plan year. As of November 30, 1996, 661,218 shares (53,574 shares in the current year and 607,644 in prior years) of the Corporation's common stock had been issued under the Plan and 238,782 shares were available for future issuance.

 2.  Reclassifications:
     Certain 1995 and 1994 amounts have been reclassified to conform with the current year's presentation.

3.   Plan Year:
     The fiscal year of the Plan ends each November 30.

4.   Funds Held by Chesapeake Corporation and Participating Subsidiaries:
     Funds received or held by the Employer with respect to the Plan may be used for any corporate purpose; therefore, the Plan does not prevent the Employer from creating a lien on these funds.













NOTES TO FINANCIAL STATEMENTS, Continued

5.   Taxes and Expenses:

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Employer's contribution, when made to the Plan, is taxable to a participant as ordinary income.
     Purchases of stock by the Plan result in no gain or loss to the participant; therefore, no tax consequences are incurred by a participant upon receipt of stock purchased under the Plan. Sale by a participant of shares acquired under the Plan will result in a gain or loss in an amount equal to the difference between the sale price and the price paid for the stock acquired pursuant to the Plan. The Plan is not subject to income taxes.

     Expenses of administering the Plan are borne by the Employer.

6.   Contributions to the Plan:

     Contributions (net of withheld taxes) were as follows:
                                1996              1995           1994
                           Employer  Employees                Employer Employees  Employer Employees
Chesapeake Corporation
 Subsidiaries:
  Chesapeake Display and
   Packaging Company       $ 36,962   $129,764                 $35,590   $125,626  $32,155 $ 110,272
  Chesapeake Packaging Co.   32,143    123,582                  33,706    115,494   37,046    107,304
  Chesapeake Forest Products
   Company                  237,010    819,448                  12,854     59,246   14,342     65,107
  Chesapeake Paper Products
   Company                   13,513     60,982                 238,585    821,650  222,611    784,144
  Color-Box, Inc.            33,742    131,241                  25,755     95,113   27,575     78,719
  Wisconsin Tissue
     Mills Inc.              14,792*

        Totals             $353,370 $1,279,809                $346,490 $1,217,129 $333,729  $1,145,546

*During the Plan year contributions totaling $14,792 attributable to the Wisconsin Tissue Mills hourly employees were made to the Plan. Such contributins were made prior to the establishment of the Wisconsin Tissue Mills Hourly Employees' Stock Purchase Plan ("WTM Plan"). Such assets were transferred to the WTM Plan on November 1, 1996.